THIRD AMENDMENT



         THIS THIRD AMENDMENT to the Employment Agreement between MEDIQ Incorporated ("MEDIQ") and Michael F. Sandler (the "Executive"), dated as of June 26, 1995, as previously amended by Amendments dated as of April 30, 1997 and September 30, 1997 (the "Employment Agreement"), is made by and between MEDIQ and the Executive as of September 30, 1997.

                                   BACKGROUND

         The parties hereto desire to set forth the terms of Executive's transition from MEDIQ by extending through September 30, 1998 the term of Executive's employment pursuant to the Employment Agreement on the terms and conditions as set forth therein, except as amended hereby.

         NOW THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Section 1.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

         1.2 Capacity and Duties.

             (a) Executive resigns all of his positions as an officer of MEDIQ and as an officer or director of any subsidiary of MEDIQ as of September 30, 1997.

             (b) During the term of his employment hereunder, Executive shall perform such services for MEDIQ and its subsidiaries as may reasonably be assigned to him, from time to time, by the Chief Executive Officer of MEDIQ (the "CEO"). Such duties may include, without limitation, the following:

                   (i) advising, consulting and assisting in transition matters relating to the transfer of responsibilities to a successor Senior Vice President of Finance and Chief Financial Officer; and

                  (ii) advising, consulting and assisting in such other business matters as requested by the CEO.

             Unless expressly authorized by MEDIQ's Board of Directors or the CEO, Executive shall not have, and shall not hold himself out as having, any


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             authority to make any representations on behalf of MEDIQ nor to execute any agreements on behalf of MEDIQ or otherwise to bind MEDIQ to any obligation to third parties.

             During the term of his employment hereunder, Executive shall not be required to spend more than 45 hours per month on the performance of his duties. Executive shall record the time spent by him on the duties assigned by the CEO and shall submit a statement of such time to the CEO, upon request from the CEO. Further, such duties may be performed via telephone and/or by written communication and shall not require Executive's presence at MEDIQ's facilities or his travel outside of the greater Philadelphia area unless otherwise mutually agreed by the parties.

         2. Section 2.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

         2.1 Term. The term of Executive's employment hereunder shall continue through September 30, 1998, upon which such employment shall terminate without notice or further action by any party. The one-year period beginning October 1, 1997 and ending September 30, 1998 is referred to herein as the "Contract Period."

         3. Sections 3.1, 3.2, 3.3 and 3.4 of the Employment Agreement are hereby amended to read in their entirety as follows:

         3.1 Basic Compensation. As compensation for Executive's services hereunder, during the Contract Period MEDIQ shall pay to Executive a salary at the annual rate in effect for Executive as of September 1, 1997 (the "Base Salary"). Such Base Salary shall be payable throughout the Contract Period in accordance with MEDIQ's regular payroll practices in effect from time to time, less applicable withholding and deductions.

         3.2 Performance Bonus. Any performance bonus due to Executive pursuant to Section 3.2 of the Agreement as in effect prior to this Third Amendment that is earned or accrued as of September 30, 1997 (as determined in accordance with GAAP), shall be payable to Executive in accordance with the corporate policies of MEDIQ. No performance bonus shall be payable to Executive with respect to fiscal years beginning after September 30, 1997.


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         3.3 Employee Benefits.

             (a) General Rule Regarding Benefits During Contract Period. Except as otherwise provided in this Section 3.3, Executive shall be entitled during the Contract Period to participate in all of MEDIQ's employee benefit plans and benefit programs as may from time to time be provided for employees of MEDIQ whose duties, responsibilities and compensation are reasonably comparable to those of Executive prior to October 1, 1997.

             (b) Vacation. Payment for all accrued vacation pay owed to Executive as of September 30, 1997 shall be made by MEDIQ to Executive on the first payroll payment date in January 1998. Executive shall not accrue vacation with respect to the Contract Period.

             (c) Automobile. During the Contract Period, MEDIQ shall continue to provide Executive with the automobile currently assigned to him in accordance with the terms of MEDIQ's executive benefits plan (the reasonable expenses of which automobile shall be borne by MEDIQ).

             (d) Incentive Compensation Plan. During the Contract Period, MEDIQ shall cause Executive to be included at "Level A" in its Incentive Compensation Plan.

             (e) Directors' and Officers' Liability Insurance. During the Contract Period, Executive shall be covered as an insured under such Directors' and Officers' Liability insurance as MEDIQ maintains generally for its Officers and Directors.

         3.4 Expense Reimbursement. During the Contract Period, MEDIQ shall reimburse Executive for all reasonable expenses incurred by him in the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as MEDIQ may reasonably require.

         4.  The last sentence of Section 3.5(a) is amended to read as follows:


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         3.5 Transaction Compensation.

             (a) * * * The term "Applicable Period" shall mean the Contract Period.

         5. Sections 4.2, 4.3 and 4.4 of the Agreement are deleted in their entirety.

         6. Except as expressly modified herein, all other terms and conditions set forth in the Employment Agreement shall remain in full force and effect.

         7. This Third Amendment has been duly authorized, executed and delivered by each of the parties hereto in accordance with Section 6.6 of the Employment Agreement.

                                        MEDIQ Incorporated



                                        By:
                                            ------------------------------
                                            Thomas E. Carroll, President


                                        ----------------------------------
                                        Date



                                        ----------------------------------
                                        Michael F. Sandler


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                                        Date

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